Exhibit 99.1

Proto Labs Reports Record Revenue and Net Income for the Second Quarter 2015

Quarterly Revenue Increases 21% Year over Year to $64.0 Million

Record Quarterly Net Income of $11.7 Million

MAPLE PLAIN, Minn. – July 23, 2015 – Proto Labs, Inc. (NYSE: PRLB), a leading online and technology-enabled, quick-turn, on-demand manufacturer, today announced financial results for the second quarter ended June 30, 2015.

Highlights include:

●

Revenue for the second quarter of 2015 increased to a record $64.0 million, 21 percent above revenue of $52.9 million in the second quarter of 2014. On a constant currency basis, revenue was up 25 percent versus the prior year.

●	Revenue from additive services (3D printing) through the Fineline acquisition completed in April 2014 totaled $5.4 million, an increase of 86 percent from the second quarter of 2014.
●	Revenue growth reflected a 28 percent increase in the number of unique product developers and engineers served over the prior year period.
●

Net income for the second quarter of 2015 was a record $11.7 million, or $0.44 per diluted share. Non-GAAP net income, excluding the after-tax expense of stock compensation, amortization of intangibles, and non-cash unrealized foreign currency losses, was $13.0 million, or $0.50 per diluted share. See “Non-GAAP Financial Measure” below.

“Our second quarter results reflected strong execution in many areas,” said Vicki Holt, President and Chief Executive Officer. “Revenue in North America grew 23 percent, driven primarily by growth in additive manufacturing and Firstcut services. We were especially pleased with the growth in European revenue, up 33.5 percent on a constant currency basis, 12 percent when translated to dollars. Japan also executed well, generating an increase in revenue of 33 percent on a constant currency basis, 12 percent as reported. The growth across all regions reflected the actions we took earlier in the year to strengthen the leadership team and drive more focused marketing and sales efforts.”

Additional Highlights include:

●

Gross margin was 58.7 percent of revenue for the second quarter of 2015 compared with 61.8 percent during the same quarter last year. The current period reflects a lower gross margin on the additive business, representing approximately 90 basis points. Foreign currency exchange rates had an 80 basis point impact year over year with the remaining difference driven by capacity additions and business mix.

●	GAAP operating margin was 27.1 percent of revenue during the second quarter of 2015 compared to 30.2 percent for the second quarter of 2014.
●

Cash generated from operations during the second quarter totaled $12.4 million. Cash, cash equivalents and investments were $142.0 million at June 30, 2015 compared with $137.2 million at March 31, 2015.

“We continue to focus on our priorities – to enhance our targeted sales and marketing efforts worldwide, expand our envelope of manufacturing services and continually improve customer service. We are making progress on each of these initiatives. In the second half of the year, we anticipate growing demand for our recently introduced materials and processes, including lathe-turned parts in North America and Europe, the full launch of additive manufacturing in Europe in the third quarter and the introduction of the lathe process in Japan later in 2015. Our expanded sales and marketing focus is beginning to gain traction. While there is much work ahead, we remain committed to our continued execution and believe our success will result in strong, consistent revenue growth and profitability,” concluded Ms. Holt.

Non-GAAP Financial Measures

The company has included non-GAAP adjusted revenue growth that excludes the impact of changes in foreign currency exchange rates from total revenues in this press release to provide investors with additional information regarding the company’s financial results. Management believes this metric is useful in evaluating the underlying business trends and ongoing operating performance of the company.

The company has also included non-GAAP net income, adjusted for stock-based compensation expense, amortization expense, and non-cash unrealized foreign currency activity (collectively, “non-GAAP net income”), in this press release to provide investors with additional information regarding the company’s financial results. The company has provided below a reconciliation of non-GAAP net income to net income, the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP net income is used by the company’s management and board of directors to understand and evaluate operating performance and trends and provides a useful measure for period-to-period comparisons of the company’s business. Accordingly, the company believes that non-GAAP net income provides useful information to investors and others in understanding and evaluating operating results in the same manner as our management and board of directors.

Conference Call

The company has scheduled a conference call to discuss its second quarter financial results today, July 23, 2015 at 8:30 a.m. ET. To access the call in the U.S. please dial 877-709-8150. Outside the U.S. please dial 201-689-8354. No participant code is required. A simultaneous webcast of the call will be available via the investor relations section of the Proto Labs website and the following link: http://edge.media-server.com/m/p/waibd344/lan/en.   An audio replay will be available for 14 days following the call on the investor relations section of Proto Labs’ website.

About Proto Labs, Inc.

Proto Labs is the world's fastest digital manufacturing source for custom prototypes and low-volume production parts. The technology-enabled company uses advanced 3D printing, CNC machining and injection molding technologies to produce parts within days. The result is an unprecedented speed-to-market value for product designers and engineers worldwide. Visit protolabs.com for more information.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Proto Labs to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Proto Labs’ future results. The forward-looking statements included in this press release are made only as of the date hereof. Proto Labs cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Proto Labs expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Investor Relations:

John Way, 763-479-7726

john.way@protolabs.com

Jenifer Kirtland, 408-656-9496

jkirtland@evcgroup.com

Media Relations:

Bill Dietrick, 763-479-7664

bill.dietrick@protolabs.com

Proto Labs, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$56,324	$43,329
Short-term marketable securities	31,190	30,706
Accounts receivable, net	29,493	24,226
Inventory	6,828	6,194
Income taxes receivable	2,931	-
Other current assets	4,399	3,889
Total current assets	131,165	108,344

Property and equipment, net	100,921	91,626
Long-term marketable securities	54,482	54,318
Goodwill	28,916	28,916
Other intangible assets, net	3,710	4,083
Other long-term assets	197	227
Total assets	$319,391	$287,514

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$11,334	$7,882
Accrued compensation	8,264	6,067
Accrued liabilities and other	1,779	2,718
Income taxes payable	-	1,953
Current portion of long-term debt obligations	71	139
Total current liabilities	21,448	18,759

Long-term deferred tax liabilities	2,423	1,846
Long-term debt obligations	-	10
Other long-term liabilities	1,533	1,360

Shareholders' equity	293,987	265,539
Total liabilities and shareholders' equity	$319,391	$287,514

Proto Labs, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

 (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue
Protomold	$39,932	$36,255	$77,550	$68,949
Firstcut	18,585	14,478	34,955	27,858
Fineline	5,452	2,133	10,000	2,133
Total revenue	63,969	52,866	122,505	98,940

Cost of revenue	26,419	20,183	49,701	37,233
Gross profit	37,550	32,683	72,804	61,707

Operating expenses
Marketing and sales	9,502	7,261	18,356	13,678
Research and development	4,397	3,914	8,711	7,370
General and administrative	6,304	5,534	12,549	10,237
Total operating expenses	20,203	16,709	39,616	31,285
Income from operations	17,347	15,974	33,188	30,422
Other income (expense), net	(36)	(66)	(493)	37
Income before income taxes	17,311	15,908	32,695	30,459
Provision for income taxes	5,625	4,952	10,556	9,401
Net income	$11,686	$10,956	$22,139	$21,058

Net income per share:
Basic	$0.45	$0.43	$0.86	$0.82
Diluted	$0.44	$0.42	$0.84	$0.81

Shares used to compute net income per share:
Basic	25,921,111	25,620,005	25,885,888	25,597,055
Diluted	26,277,503	26,146,848	26,245,135	26,132,265

Proto Labs, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2015	2014
Operating activities
Net income	$22,139	$21,058
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,940	4,683
Stock-based compensation expense	2,909	2,248
Deferred taxes	620	107
Excess tax benefit from stock-based compensation	(989)	(1,623)
Amortization of held-to-maturity securities	632	854
Changes in operating assets and liabilities	(4,418)	(1,310)
Net cash provided by operating activities	27,833	26,017

Investing activities
Purchases of property and equipment	(15,717)	(31,625)
Acquisitions, net of cash acquired	-	(33,864)
Purchases of marketable securities	(25,389)	(38,463)
Proceeds from sales and maturities of marketable securities	24,109	55,441
Net cash used in investing activities	(16,997)	(48,511)

Financing activities
Payments on debt	(77)	(954)
Acquisition-related contingent consideration	(1,000)	(400)
Proceeds from exercises of stock options and other	2,207	1,806
Excess tax benefit from stock-based compensation	989	1,623
Net cash provided by financing activities	2,119	2,075
Effect of exchange rate changes on cash and cash equivalents	40	234
Net increase (decrease) in cash and cash equivalents	12,995	(20,185)
Cash and cash equivalents, beginning of period	43,329	43,039
Cash and cash equivalents, end of period	$56,324	$22,854

Proto Labs, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measure

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Non-GAAP net income, adjusted for stock-based compensation expense, amortization expense and unrealized loss (gain) on foreign currency:
GAAP net income	$11,686	$10,956	$22,139	$21,058
Add back: Stock-based compensation expense
Cost of revenue	132	97	243	179
Marketing and sales	271	240	507	435
Research and development	336	268	630	483
General and administrative	828	645	1,529	1,151
Total stock-based compensation expense	1,567	1,250	2,909	2,248
Income tax benefits on stock-based compensation expense	(479)	(398)	(884)	(710)
Non-GAAP net income adjusted for stock-based compensation expense	12,774	11,808	24,164	22,596
Add back: Amortization expense
General and administrative	186	124	373	124
Income tax benefits on amortization expense	(65)	(43)	(131)	(43)
Non-GAAP net income adjusted for stock-based compensation and amortization expenses	12,895	11,889	24,406	22,677
Add back: Unrealized loss (gain) on foreign currency
Other income (expense), net	165	140	618	127
Income tax benefits on unrealized loss (gain) on foreign currency	(30)	(25)	(128)	(21)
Non-GAAP net income adjusted for stock-based compensation expense, amortization expense and unrealized loss (gain) on foreign currency	$13,030	$12,004	$24,896	$22,783

Non-GAAP net income per share:
Basic	$0.50	$0.47	$0.96	$0.89
Diluted	$0.50	$0.46	$0.95	$0.87

Shares used to compute non-GAAP net income per share:
Basic	25,921,111	25,620,005	25,885,888	25,597,055
Diluted	26,277,503	26,146,848	26,245,135	26,132,265

Proto Labs, Inc.

Comparison of GAAP to Non-GAAP Revenue Growth

(In thousands)

(Unaudited)

	Three Months Ended			% Change	Six Months Ended			% Change
	June 30,		%	Constant	June 30,		%	Constant
	2015	2014	Change	Currencies[1]	2015	2014	Change	Currencies[1]
Revenues
United States	$52,270	$42,434	23.2%	23.2%	$99,699	$77,418	28.8%	28.8%
Europe	10,083	8,985	12.2%	33.5%	18,864	18,190	3.7%	20.5%
Japan	1,616	1,447	11.6%	33.0%	3,942	3,332	18.3%	38.9%
Total Revenue	$63,969	$52,866	21.0%	25.2%	$122,505	$98,940	23.8%	27.8%

1 Revenue growth for the three- and six-month periods ended June 30, 2015 has been recalculated using 2014 foreign currency exchange rates in effect during comparable periods to provide information useful in evaluating the underlying business trends excluding the impact of changes in foreign currency exchange rates.

Proto Labs, Inc.

Revenue by Geography - Based on Shipping Location

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues
Domestic
United States	$49,298	$39,966	$94,143	$72,988
International
Europe	10,083	8,985	18,864	18,190
Japan	1,616	1,447	3,942	3,332
United States	2,972	2,468	5,556	4,430
Total international	14,671	12,900	28,362	25,952
Total revenue	$63,969	$52,866	$122,505	$98,940

Proto Labs, Inc.

Product Developer Information

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Unique product developers and engineers served	11,822	9,234	17,194	13,115